Exhibit 10.1

NuCana plc

Company Number 03308778

2020 LONG-TERM INCENTIVE PLAN

Approved by shareholders on 25 June 2020

Adopted by the board of directors on 25 June 2020

RULES OF THE

NUCANA PLC 2020 LONG-TERM INCENTIVE PLAN

1.	INTRODUCTION

The Plan is a discretionary benefit offered by NuCana plc for the benefit of Employees, directors and consultants of its Group Members.

The Plan allows for the grant of Awards in the form of:

(a)	Conditional Awards, which are rights to receive Shares for free automatically to the extent the Award Vests; and

(b)	Options, which are Awards under which the Participant can buy Shares, to the extent the Award has Vested, during the Exercise Period at a price set when the Option is granted.

Share-based Awards may be settled in cash under Rule 9 (Cash Alternative) where applicable.

ISO Options may be granted to eligible US Taxpayers, to the extent permitted or desirable.

2.	DEFINITIONS AND INTERPRETATION

2.1	In the Plan, unless the context otherwise requires:

“ADS” means an American Depositary Share (also known as an American Depositary Receipt or ADS), each of which represents 1 ordinary share of nominal value £0.04 in the capital of the Company (the underlying Ordinary Share);

“Award” means a Conditional Award or an Option;

“Board” means the board of directors of the Company or a duly authorised committee of the Board or a duly authorised person;

“Committee” means the remuneration committee of the Board or, on and after the occurrence of a corporate event described in Rule 12 (Takeovers and other corporate events), the remuneration committee of the Board as constituted immediately before such event occurs;

“Company” means NuCana plc (registered in England and Wales with registered number 03308778);

“Conditional Award” means a conditional right to acquire Shares granted under the Plan which is designated as a conditional award under Rule 4.2 (Type of Award);

“Consultant” means an individual who is contracted to provide services to a Participating Company or a Group Member (as applicable) and who is not an employee or director of that company;

“Control” means control within the meaning of section 719 of ITEPA;

“Early Vesting Date” means either:

(a)	the date of Vesting referred to in Rule 12.1 (General offers), Rule 12.2 (Schemes of arrangement and winding up) or Rule 12.3 (Demergers and similar events) (as applicable); or

(b)	such other date on which the Committee allows Discretionary Vesting before the Normal Vesting Date in accordance with Rule 6.1 (Timing of Vesting: Normal Vesting Date);

“Eligible Person” means an individual who is an Employee or director (including a non- executive director) of, or a Consultant to, a Participating Company, provided, however, that an individual who is subject to Section 409A of the IRS Code will not be an Eligible Person unless he or she is an employee of, or a director to, the Company or a Subsidiary in which the Company has a “controlling interest” (for purposes of US Code Section 409A). ;

“Employee” means any employee of a Group Member (including, without limitation, an employee who is also serving as an officer or director of the Company or a Subsidiary), designated by the Committee to be eligible to be granted one or more Awards under the Plan;

“Employer Social Security Liability” means employer’s national insurance contributions (secondary class 1) or equivalent in jurisdictions other than the UK, to the extent lawfully recoverable from the relevant employee, for which any Group Member or former Group Member is liable to account to the relevant authority;

“Engaged Person” means an individual who is an employee or director (including a non- executive director) of, or a Consultant to, a Group Member;

“Exercise Period” means the ten-year period commencing on the Grant Date; as referred to in Rule 7.2 during which an Option may be exercised;

“Fair Market Value” means, with respect to a Share, as of any date (i) if the Shares are admitted to trading on a securities exchange, the closing price of a Share on the preceding day on such securities exchange or, if no such sale is reported on that date, on the last preceding date on which a sale was so reported; (ii) if the Shares are not at the time listed or admitted to trading on a stock exchange, the closing average of the closing bid and asked price of a Share on the preceding day in the over-the-counter market, as such price is reported in a publication of general circulation selected by the Committee and regularly reporting the market price of the Shares in such market; or (iii) if the Shares are not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, as determined by the Committee in good faith using a reasonable application of a reasonable valuation method. For purposes of Options granted to US Taxpayers, Fair Market Value shall also be determined in a manner compliant with Section 409A or, in the case of an ISO Option, in compliance with Section 422 of the IRS Code.

“Grant Date” means the date on which an Award is granted;

“Group Member” means each of the Company and its Subsidiaries;

“IRS Code” means the United States Internal Revenue Code, as the same may be amended from time to time and any successor thereto;

“ISO Option” means an Option granted to an Employee that is intended to be, and qualifies as, an incentive stock option within the meaning of Section 422 of the IRS Code;

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003;

“Normal Vesting Date” means the date on which an Award Vests under Rule 6.1 (Timing of Vesting: Normal Vesting Date), in the absence of an Early Vesting Date;

“Option” means a right to acquire Shares granted under the Plan which is designated as an option under Rule 4.2 (Type of Award);

“Option Price” means the amount, if any, payable per Share on the exercise of an Option;

“Ordinary Shares” means fully paid ordinary shares of nominal value £0.04 in the capital of the Company;

“Participant” means such Eligible Person to whom an Award is granted including his personal representatives, and in the case of ISO Options, the Participant’s Survivor(s);

“Participating Company” means the Company or any Subsidiary of the Company;

“Performance Condition” means a condition related to performance which is specified by the Committee under Rule 4.1 (Terms of grant);

“Plan” means the NUCANA PLC 2020 LONG-TERM INCENTIVE PLAN as amended from time to time;

“Regular Option” means an Option other than a Short-Term Option or an RSU-style Option;

“RSU-style Option” is an Option with an Option Price equal to the nominal value of an Ordinary Share whether it is an option to acquire Ordinary Shares or an option to acquire ADSs, which is automatically exercised in accordance with the provisions of Rule 8.4 (Method of exercise: RSU-style Option) as soon as it becomes exercisable;

“Rule” means a rule of the Plan;

“Section 409A” means Section 409A of the IRS Code and the Treasury Regulations and other guidance published by the United States Treasury Department and the United States Internal Revenue Service with respect thereto, and any United States state law of similar effect.

“Shares” means Ordinary Shares or ADSs, as the context so admits;

“Short-Term Deferral Period” means the short-term deferral period (within the meaning of IRS Code Section 409A and Treas. Regs. §1.409A-1(b)(4));

“Short-Term Option” is an Option which may not be exercised later than the end of the Short-Term Deferral Period in relation to that Option;

“Subsidiary” means a body corporate which is a subsidiary (within the meaning of section 1159 of the Companies Act 2006);

“Survivor” means a deceased Participant’s legal representatives and/or any person or persons who acquired the Participant’s rights to an Award by will or by the laws of descent and distribution, as applicable.

“Tax Liability” means any amount of tax or social security contributions for which a Participant would or may be liable and for which any Group Member or former Group Member would or may be obliged to (or would or may suffer a disadvantage if it were not to) account for to any relevant authority, together with any Employer Social Security Liability in relation to a specific Award to the extent that the Committee determined at the Grant Date that such liability was to be recovered from the Participant;

“Ten Percent Shareholder” means an individual who on any given date owns, either directly or indirectly (taking into account the attribution rules contained in IRS Code Section 424(d)), stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a “parent” or “subsidiary” company (within the meaning of IRS Code Section 424).

“Treasury Regulations” or “Treas. Regs.” means the United States Treasury Regulations, as the same may be amended from time to time and any successor thereto;

“US Taxpayer” means a person who is subject to the federal income tax laws of the United States;

“Vest” means:

(a)	in relation to a Conditional Award, a Participant becoming entitled to have the legal and beneficial title to the Shares transferred to him (or his nominee) subject to the Rules;

(b)	in relation to an Option, it becoming exercisable (subject to the conditions contained in Rule 8.1 (Restrictions on the exercise of an Option: regulatory and tax issues));

and Vesting, Vested, Vests and Vest shall be construed accordingly;

“Vested Shares” means those Shares in respect of which an Award Vests.

2.2	Any reference in the Plan to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

2.3	Expressions in italics and headings are for guidance only and do not form part of the Plan.

3	PROVISIONS RELATING TO THE GRANT OF AN AWARD

3.1	In its absolute discretion, the Committee has the power to grant an Award under this Plan to Eligible Persons:

(a)    subject to the limitations and conditions contained in this Plan;

(b)    provided that the Award is not prohibited by law; and

(c)    for commercial reasons in order to recruit or retain or reward an Eligible Person.

3.2	The Committee will, from time to time, set the policies for the Company’s operation and administration of the Plan within the terms of the Rules, which may include the determination of:

(a)	the Eligible Persons to whom Awards shall be granted and the intended Date of Grant;

(b)	the maximum number of Shares subject to the Award or which each such Eligible Person shall be entitled to acquire/receive on the exercise of the Award;

(c)	the Option Price, the periods during which the Award may be exercised, and any Performance Condition to apply to the Award;

(d)	the type of Award to be granted as set out in Rule 4.2 below;

(e)

whether or not the Participant is to indemnify against Employer Social Security Liability by directing if, for the purposes of the Award, whether Tax Liability extends to such Employer Social Security Liability;

3.3

It shall be a condition of the grant of an Award that the Participant indemnifies the Company and any other Group Member to the extent permitted by law against any Tax Liabilities which shall include, where the Committee so requires, Employer Social Security Liability all in accordance with Rule 6.

4.	GRANT OF AWARDS

4.1	Terms of grant

Subject to Rule 4.6 (Timing of grant), Rule 4.7 (Approvals and consents) and Rule 5 (ISO Limits), the Committee may resolve to grant an Award on:

(a)	the terms set out in the Plan; and

(b)	such additional terms (whether a Performance Condition and/or any other terms) as the Committee may specify to such Eligible Persons as it decides.

ISO Options

The following conditions apply to awards of ISO Options in addition to or, where inconsistent, in lieu of those described in the Plan:

•

Eligibility. Only Employees of the Company or any “subsidiary corporation” of the Company (as such term is defined in Section 424(f) of the IRS Code, respectively), shall be eligible to receive ISO Options on such terms established by the Committee in compliance with the requirements of Section 422 of the IRS Code.

•

Option Price. In the case of a Ten Percent Shareholder, the price at which a Share may be purchased upon exercise of an ISO Option shall not be less than 110% of the Fair Market Value of such Share on the Grant Date.

•	Term of Options. In the case of a Ten Percent Shareholder, the term of an ISO Option shall be no greater than five years.

•

Certain Dollar Limitations. The aggregate Fair Market Value, determined as of the Grant Date, for ISO Options granted under the Plan (or any other stock plan required to be taken into account under IRS Code Section 422(d)) that are intended to be ISO Options which are first exercisable by the US Taxpayer during any calendar year shall not exceed $100,000.

4.2	Type of Award

On or before the Grant Date, the Committee shall determine whether an Award shall be:

(a)	granted in relation to Ordinary Shares or ADSs;

(b)	in the form of a Conditional Award or an Option;

(c)	if granted as an Option, whether it is a Regular Option (and if granted to a US Taxpayer, whether it is intended to be an ISO Option), a Short-Term Option or an RSU-style Option;

Any Option granted to a US Taxpayer with an Option Price that is less than Fair Market Value on the Grant Date that is not granted as an RSU-style Option shall be deemed a Short-Term Option.

4.3	Method of grant

An Award shall be granted as follows:

(a)	by deed executed by the Company; and

(b)

if an Award is an Option, the Committee shall determine the Option Price on or before the Grant Date provided that, except in the case of an Option granted to a US Taxpayer, the Committee may reduce or waive such Option Price on or prior to the exercise of the Option. In the case of a Regular Option granted to a US Taxpayer, the Option Price per Share shall, subject to any adjustments permitted by Section 409A of the IRS Code and its regulations for corporate transactions, never be less than the Fair Market Value of such Share on the Grant Date.

In the case of an Option granted to a US Taxpayer, for the avoidance of doubt, the following actions shall have occurred as of the Grant Date: (i) the recipient of the grant of the Option shall have been identified, (ii) the maximum number of Shares that can be purchased under the Option shall have been established, (iii) the Option Price shall have been established; (iv) whether the Option is granted in relation to Ordinary Shares or ADSs shall have been established (all Options not designated otherwise shall be Options to acquire ADSs); and (v) the recipient of the grant shall have acquired a legally binding right to the Option (which may, however, be subject to lapse or forfeiture).

4.4	Acceptance of RSU-style Options

An RSU-style Option is subject to the requirement that the Participant executes as a deed an acceptance in such form as the Committee may specify agreeing to be bound by the terms of the Award, and undertaking to pay the Option Price for the Award upon its exercise in accordance with Rule 8.4 (Method of exercise: RSU-style Option) (an “Acceptance”) and delivers the same to the Company. If the Participant has not duly executed and delivered an Acceptance by midnight on the date 30 days after the Grant Date the Company may, at any time before the delivery of a duly executed Acceptance determine that the Award has lapsed. The undertaking to pay the Option Price shall be deemed an undertaking to pay the subscription price for the Ordinary Shares, or underlying Ordinary Shares, as appropriate, subject to the Award.

4.5	Method of satisfying Awards

Unless specified to the contrary by the Committee on the Grant Date, an Award may be satisfied:

(a)	by the issue of new Shares; and/or

(b)	by the transfer of existing Shares.

The Committee may decide to change the way in which it is intended that an Award may be satisfied after it has been granted.

4.6	No grants after expiry of five-year grant period

No Awards may be granted after 17 June 2025 (that is, the expiry of the period of 5 years beginning with the date on which the Plan is approved by the shareholders of the Company). The Plan shall remain in effect after that date in relation to any Awards granted before that date which are still outstanding.

4.7	Approvals and consents

The grant of any Award shall be subject to obtaining any approval or consent required under any applicable rules of any exchange on which Shares or securities of the Company are listed or traded, any relevant share dealing code of the Company, the City Code on Takeovers and Mergers, or any other relevant UK or overseas regulation or enactment.

4.8	Non-transferability and bankruptcy

An Award granted to any person:

(a)

shall not be transferred, assigned, encumbered, pledged, charged or otherwise disposed of (save as expressly permitted below in this Rule 4.8 and except on his death to his personal representatives) and shall lapse immediately on any attempt to do so; and

(b)	shall lapse immediately if he is declared bankrupt.

Notwithstanding the foregoing and subject to the IRS Code rules applicable to ISO Options, Participants resident in the United States of America may with the permission of the Committee transfer an Award to family members by gift or pursuant to a domestic relations order, within the parameters permitted for registration of the Shares on a Form S-8 Registration Statement under the US Securities Act of 1933, as amended and other applicable securities rules. In no event may any Award be transferred for consideration.

Each Employee who receives an ISO Option must agree to notify the Company in writing immediately after the Employee makes a Disqualifying Disposition of any Shares acquired pursuant to the exercise of an ISO Option. A Disqualifying Disposition is defined in Section 424(c) of the IRS Code and includes any disposition (including any sale or gift) of such Shares before the later of (a) two years after the date the Employee was granted the ISO Option, or (b) one year after the date the Employee acquired Shares by exercising the ISO Option, except as otherwise provided in Section 424(c) of the IRS Code.

5.	ISO OPTION LIMITS

The aggregate maximum number of Ordinary Shares which have been and may be acquired by Participants (including the underlying Ordinary Shares in relation to ADSs) pursuant to the exercise of ISO Options granted under the Plan since its adoption shall be 2,000,000 (the “ISO Limit”), subject to such adjustment as the Committee may determine to be appropriate upon any change that is made in, or other events that occur with respect to, the Shares without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, share dividend, dividend in property other than cash, large nonrecurring cash dividend, share split, reverse share split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction.

6.	VESTING OF AWARDS

6.1	Timing of Vesting: Normal Vesting Date

Subject to Rule 6.3 (Restrictions on Vesting: tax issues), an Award shall Vest (in whole or in part) on the later of:

(a)	the date on which the Committee determines whether or not any Performance Condition and any other condition imposed on the Vesting of the Award has been satisfied (in whole or part); and

(b)	on such other date as the Committee may determine on or before the grant of the relevant Award,

except where earlier Vesting occurs on an Early Vesting Date under Rule 11.1 or Rule 12 (Takeovers and other corporate events) or where the Committee in its discretion permits earlier Vesting, whether pursuant to a separate written plan or agreement approved by the Committee or otherwise (“Discretionary Vesting”).

6.2	Extent of Vesting

An Award shall only Vest to the extent:

(a)	that any Performance Condition is satisfied on the Normal Vesting Date or, if appropriate, the Early Vesting Date;

(b)	permitted by any other term imposed on the Vesting of the Award, or pursuant to a separate written plan or agreement approved by the Committee; and

(c)

in relation to Vesting before the Normal Vesting Date, as permitted by Rules 11.1 and 12.5 (Reduction in number of Vested Shares), or, in the case of Discretionary Vesting to the extent determined by the Committee in its discretion.

Where, under Rule 11.1 or Rule 12 (Takeovers and other corporate events) or in the case of Discretionary Vesting, an Award would (subject to the satisfaction of any Performance Condition) Vest before the end of the full period over which performance would be measured under Performance Condition then, unless provided to the contrary by the Performance Condition, the extent to which the Performance Condition has been satisfied in such circumstances shall be determined by the Committee on such reasonable basis as it decides.

6.3	Restrictions on Vesting: tax issues

An Award shall not Vest unless and until the following conditions are satisfied:

(a)

if, on the Vesting of the Award, a Tax Liability would arise by virtue of such Vesting and the Committee decides that such Tax Liability shall not be satisfied by the sale of Shares pursuant to Rule 6.5 (Payment of Tax Liability) then the Participant must have entered into arrangements acceptable to the Committee that the relevant Group Member will receive the amount of such Tax Liability; and

(b)

where the Committee requires, the Participant has entered into, or agreed to enter into, a valid election under Part 7 of ITEPA (Employment income: elections to disapply tax charge on restricted securities) or any similar arrangement in any overseas jurisdiction.

For the purposes of this Rule 6.3, references to Group Member include any former Group Member.

In the case of a Participant who is a US Taxpayer, any delay in the Vesting of an Award for the satisfaction of the conditions in Rule 6.3(a) or (b) shall not delay the distribution of Shares or cash in lieu of Shares beyond the Short-Term Deferral Period in relation to the Award, and if any of those conditions is not satisfied by the end of that Short-Term Deferral Period the Award shall lapse without any further obligation of the Company, the Participant’ s employer, or any other Group Member to the Participant with respect thereto.

6.4	Tax Liability before Vesting

If any Tax Liability will or is likely to arise before the Vesting of an Award then the Participant must enter into arrangements acceptable to any relevant Group Member to ensure that it receives the amount of such Tax Liability. If no such arrangement is made then the Participant shall be deemed to have authorised the Company to sell or procure the sale of sufficient of the Shares subject to his Award on his behalf to ensure that the relevant Group Member receives the amount required to discharge the Tax Liability and the number of Shares subject to his Award shall be reduced accordingly.

For the purposes of this Rule 6.4, references to Group Member include any former Group Member.

6.5	Payment of Tax Liability

The Participant authorises the Company to:

(a)

sell or procure the sale of sufficient Vested Shares on or following the Vesting of his Award on his behalf to ensure that any relevant Group Member or former Group Member receives the amount required to discharge the Tax Liability which arises on Vesting; or

(b)

to withhold from the number of Shares deliverable on the Vesting of the Award such number of Shares as has a Fair Market Value on the date the Tax Liability is to be determined equal to the Tax Liability in satisfaction of the Participant’ s obligations in relation to that Tax Liability, except to the extent that the Committee decides that all or part of the Tax Liability shall be funded in a different manner.

7.	CONSEQUENCES OF VESTING

7.1	Conditional Awards

On or as soon as reasonably practicable after the Vesting of a Conditional Award, the Company shall, subject to Rule 6.5 (Payment of Tax Liability) and any arrangement made under Rules 6.3(a) and 6.3(b) (Restrictions on Vesting: tax issues), transfer or procure the transfer of the Vested Shares to the Participant (or a nominee for him).

7.2	Options

An Option shall, subject to Rule 8.1 (Restrictions on the exercise of an Option: regulatory and tax issues), be exercisable in respect of Vested Shares at any time prior to:

(a)	in relation to a Regular Option, the tenth anniversary of the Grant Date; and

(b)	in relation to a Short-Term Option, the end of the Short-Term Deferral Period in relation to that Option,

unless, in each case, it otherwise lapses earlier in accordance with the Rules of the Plan.

An RSU-style Option shall be automatically exercised upon Vesting in accordance with the provisions of Rule 8.4 (Method of exercise: RSU-style Option) and therefore there is no period where the Participant may exercise it.

8.	EXERCISE OF OPTIONS

8.1	Restrictions on the exercise of an Option: regulatory and tax issues

An Option which has Vested may not be exercised unless the following conditions are satisfied:

(a)

the exercise of the Option and the issue or transfer of Shares after such exercise would be lawful in all relevant jurisdictions and in compliance with any applicable rules of any exchange on which Shares or securities of the Company are listed or traded, any relevant share dealing code of the Company, the City Code on Takeovers and Mergers and any other relevant UK or overseas regulation or enactment;

(b)

if, on the exercise of the Option, a Tax Liability would arise by virtue of such exercise and the Committee decides that such Tax Liability shall not be satisfied by the sale of Shares pursuant to Rule 8.5 (Payment of Tax Liability) then the Participant must have entered into arrangements acceptable to the Committee that the relevant Group Member will receive the amount of such Tax Liability; and

(c)

where the Committee requires, the Participant has entered into, or agreed to enter into, a valid election under Chapter 2, Part 7, ITEPA (Employment income: elections to disapply tax charge on restricted securities) or any similar arrangement in any overseas jurisdiction.

In no event shall any restrictions under this Rule 8.1 on the exercise of a Vested Option extend the Exercise Period beyond the limit of Rule 7.2(a) (for a Regular Option) and Rule 7.2(b) (for a Short-Term Option). For the purposes of this Rule 8.1, references to Group Member include any former Group Member.

8.2	Exercise in whole or part

An Option must be exercised over at least 100 Shares on any occasion unless the Committee decides that a Participant may exercise the Option in respect of such fewer number of Shares as it decides or there are fewer than 100 Shares (or such other number as the Committee may decide) in respect of which the Option may be exercised at the relevant time, in which case the Option must be exercised to the maximum extent possible at that time.

8.3	Method of exercise: Options other than RSU-style Options

The exercise of any Option other than an RSU-style Option shall be effected in the form and manner prescribed by the Committee. Unless the Committee, acting fairly and reasonably determines otherwise, any notice of exercise shall, subject to Rule 8.1 (Restrictions on the exercise of an Option: regulatory and tax issues), take effect only when the Company receives it, together with payment of any relevant Option Price (unless other arrangements have entered into acceptable to the Committee including, if the Committee so permits, an undertaking to pay that amount,). An RSU-style Option shall be automatically exercised in accordance with the provisions of Rule 8.4.

8.4	Method of exercise: RSU-style Options

An RSU-style Option shall be automatically exercised to the full extent of the Vested Shares on the day it becomes exercisable in relation to those Vested Shares (taking account of any restrictions on exercise pursuant to Rule 8.1), and the Participant’ s undertaking to pay the Option Price shall satisfy the obligation to pay the Option Price. By accepting the RSU-style Option the Participant shall:

(a)

authorise the Company to sell or procure the sale of sufficient Vested Shares on or following exercise of his RSU-style Option on his behalf to ensure that the Company receives the amount required to discharge that undertaking to pay (and authorises the Company to apply that amount in discharging the undertaking);

(b)

if the Company does not so sell or procure the sale of Vested Shares, authorise the Company to recover a sufficient amount to discharge the undertaking to pay from any amounts payable to the Participant by any Group Member whether by way of salary or otherwise; and

(c)	otherwise agree to be bound by all provisions of the Plan in relation to the RSU-style Option, including, without limitation, in relation to its exercise.

8.5	Payment of Tax Liability

The Participant authorises the Company to:

(a)

sell or procure the sale of sufficient Vested Shares on or following exercise of his Option on his behalf to ensure that any relevant Group Member receives the amount required to discharge the Tax Liability which arises on such exercise; or

(b)

to withhold from the number of Shares deliverable on exercise of the Option such number of Shares as has a Fair Market Value on the date the Tax Liability is to be determined equal to the Tax Liability in satisfaction of the Participant’ s obligations in relation to that Tax Liability, except to the extent that he and the Company agree that all or part of the Tax Liability is to be funded in a different manner.

8.6	Transfer or allotment timetable

As soon as reasonably practicable after an Option has been exercised, the Company shall, subject to Rule 8.5 (Payment of Tax Liability) and any arrangement made under Rules 8.1(b) and 8.1(c)

(Restrictions on exercise: regulatory and tax issues), transfer or procure the transfer to him (or a nominee for him) or, if appropriate, allot to him (or a nominee for him) the number of Shares in respect of which the Option has been exercised.

8.7	Lapse of Options

An Option which has become exercisable shall lapse at the end of the Exercise Period to the extent it has not been exercised.

9.	CASH ALTERNATIVE

9.1	Committee determination

Where a Conditional Award Vests or where an RSU-style Option has been automatically exercised and Vested Shares have not yet been allotted or transferred to the Participant (or his nominee), the Committee may determine that, in substitution for his right to acquire such number of Vested Shares as the Committee may decide (but in full and final satisfaction of his right to acquire those Shares), he shall be paid by way of additional employment income a sum equal to the cash equivalent (as defined in Rule 9.4) of that number of Shares in accordance with the following provisions of this Rule 9. For the avoidance of doubt where the Committee so determines that all or part of any Award be satisfied by a cash equivalent the Company may retain and apply such sums towards satisfying any Tax Liability in accordance with its right to do so under these Rules.

9.2

Where an Option (other than an RSU-style Option) has been exercised and Vested Shares have not yet been allotted or transferred to the Participant (or his nominee), the Committee may determine subject always to the Participant’s consent, in substitution for his right to acquire such number of Vested Shares as the Committee may decide (but in full and final satisfaction of his right to acquire those Shares), he shall be paid by way of additional employment income a sum equal to the cash equivalent (as defined in Rule 9.4) of that number of Shares in accordance with the following provisions of this Rule 9. For the avoidance of doubt where the Committee so determines that all or part of any Award be satisfied by a cash equivalent the Company may retain and apply such sums towards satisfying any Tax Liability in accordance with its right to do so under these Rules.

9.3	Limitation on the use of Rules 9.1 or 9.2

Rule 9.1 and/or Rule 9.2 shall not apply in relation to an Award made to a Participant in any jurisdiction where the presence of such Rule would cause:

(a)	the grant of the Award to be unlawful or for it to fall outside any applicable securities law exclusion or exemption; or

(b)	adverse tax or social security contribution consequences for the Participant or any Group Member as determined by the Committee;

provided that this Rule 9.3 shall only apply if its application would prevent the occurrence of a consequence referred to in (a) or (b) above.

9.4	Cash equivalent

For the purpose of this Rule 9, the cash equivalent of a Share is:

(a)	in the case of a Conditional Award, the Fair Market Value of a Share on the day when the Award Vests;

(b)	in the case of an Option, the Fair Market Value of a Share on the day when the Option is exercised reduced by the Option Price.

9.5	Payment of cash equivalent

Subject to Rule 9.6 (Share alternative), as soon as reasonably practicable after the Committee has determined under Rule 9.1 or that the Participant has consented in accordance with Rule 9.2 (where applicable) that a Participant shall be paid a sum in substitution for his right to acquire any number of Vested Shares and where the Committee has not determined to retain and apply such sums towards satisfying any Tax Liability in accordance with Rule 9.1 and/or 9.2:

(a)	the Company shall pay to him or procure the payment to him of that sum in cash; and

(b)	if he has already paid the Company for those Shares, the Company shall return to him the amount so paid by him.

9.6	Share alternative

If the Committee so decides, the whole or any part of the sum payable under Rule 9.5 shall, instead of being paid to the Participant in cash, be applied on his behalf:

(a)	in subscribing for Shares at a price equal to the market value by reference to which the cash equivalent is calculated; or

(b)	in purchasing such Shares; or

(c)	partly in one way and partly in the other

and the Company shall allot or transfer to him (or his nominee) or procure the transfer to him (or his nominee) of the Shares so subscribed for or purchased.

9.7	Deductions

There shall be deducted from any payment under this Rule 9 such amounts (on account of tax or similar liabilities or in satisfaction of any Option Price outstanding) as may be required by law or as the Committee may reasonably consider to be necessary or desirable and permitted by law.

10.	LAPSE OF AWARDS

10.1	General

An Award shall lapse:

(a)	in accordance with the Rules of the Plan; or

(b)	to the extent it does not Vest under the Rules of the Plan.

10.2	Short-Term Options

A Short-Term Option shall lapse at the end of the Short-Term Deferral Period in relation to that Option (or such shorter period set forth in the grant documentation or as specified by the Committee in order to avoid adverse tax consequences), if not exercised.

11.	CESSATION OF OFFICE, EMPLOYMENT AND/OR CONSULTANCY

11.1

Where a Participant ceases to be an Engaged Person for any reason all Awards which are unvested shall lapse forthwith unless the Committee decides in its sole discretion that, subject to Rule 6.3 (Restrictions on Vesting: tax issues), his Award shall Vest on the date of such cessation or such later date that the Committee may determine; provided, however, that in the case of an Award granted to a US Taxpayer, Rule 11 shall be administered in a manner that either complies with Section 409A of the IRS Code, or in a manner that does not result in the Award becoming subject to Section 409A. In applying such discretion the Committee may determine a reduction to the number of Vested Shares as it sees fit.

11.2

If a Participant dies before exercising an Award or part thereof which has Vested prior to the date of death, the Award may (and must, if at all) be exercised by his personal representatives within the period ending on the earlier of:

(a)	the expiry of 12 months after the date of death; and

(b)	the expiry of the Exercise Period,

and failing such exercise the Award shall lapse.

11.3	If a Participant ceases to be an Engaged Person otherwise than upon death:

(a)

by reason of cessation of his office, employment or consultancy contract with any Group Member due to ill health, injury or disability, redundancy or retirement on reaching the age at which he is bound to retire in accordance with the terms of his contract of employment; or

(b)	by reason only that his office or employment or consultancy contract is in or with a company of which the Company ceases to have Control; or

(c)

his office or employment or consultancy contract relates to a business or part of a business which is transferred to a person who is neither an Group Member nor a company of which the Company has Control; or

(d)	by reason of cessation of his office or employment or consultancy contract for any other reason, apart from summary dismissal or termination for fraud or gross misconduct;

then any Award held by him may be exercised, always only to the extent Vested at the time when the Participant ceased to be an Engaged Person, at any time prior to the earlier of:

(i)	the expiry of the period of 12 months (or such longer period as the Committee may determine) after such cessation; and

(ii)	the expiry of the Exercise Period;

and any Award not so exercised shall automatically lapse.

For the avoidance of doubt:-

•	where a Participant ceases to be an Engaged Person any part of an Award which has not vested shall lapse forthwith subject to Rule 11.1; and/or

•

when a Participant ceases to be an Engaged Person due to his office, employment or consultancy contract being summarily dismissed/terminated by any member of the Group for fraud or gross misconduct any Award (whether Vested or not yet Vested) held by that person and not exercised prior to cessation shall automatically lapse on such cessation

To the extent that an Award is not exercised within the Exercise Period, it shall (regardless of any other provision of the Plan) lapse at the end of that Exercise Period.

11.4	Meaning of ceasing to be an Engaged Person

A Participant shall not be treated for the purposes of this Rule 11 as ceasing to be an Engaged Person until such time as he is no longer a director or employee of, or a Consultant to, any Group Member. If any Participant ceases to be such a director or employee before the Vesting of his Award in circumstances where he retains a statutory right to return to work then he shall be treated as not having ceased to be such a director or employee until such time (if at all) as he ceases to have such a right to return to work while not acting as an employee or director. In the case of a US Taxpayer, a Participant shall not be treated for the purposes of this Rule 11 as ceasing to be an Engaged Person unless and until the Participant has also had a “separation from service” for purposes of Section 409A.

The reason for the termination of office or employment of a Participant, or the relevant consultancy contract, shall be determined by reference to Rules 11.3 regardless of whether such termination was lawful or unlawful.

12.	TAKEOVERS AND OTHER CORPORATE EVENTS

12.1	General offers

If any person (or group of persons acting in concert):

(a)	obtains (or, in the reasonable opinion of the Committee, is expected to obtain) Control of the Company as a result of making a general offer to acquire Shares; or

(b)	having obtained Control of the Company makes such an offer and such offer becomes unconditional in all respects the Committee shall within 7 days of becoming aware of that event or forming such opinion (as applicable) notify every Participant accordingly and, subject to Rule 12.4 (Internal reorganisations), the following provisions shall apply:

(i)

subject to Rule 6.3 (Restrictions on Vesting: tax issues), all Awards shall Vest on such date as the Committee may determine (being no later than the date of the change in Control of the Company or the offer becoming unconditional in all respects, as applicable) (such date being the Early Vesting Date) if they have not then Vested and Rule 12.5 (Corporate events: reduction in number of Vested Shares) shall apply; and

(ii)

any Option may, subject to Rule 8.1 (Restrictions on the exercise of an Option: regulatory and tax issues), be exercised within one month of the Early Vesting Date (or such shorter period of time approved by the Committee, not to be less than five days), except for RSU-style Options, which shall be automatically exercised to the full extent of the Vested Shares upon the Early Vesting Date, but to the extent that an Option is not exercised within that period, that Option shall (regardless of any other provision of the Plan) lapse at the end of that period.

12.2	Schemes of arrangement and winding up

In the event that:

(a)	a compromise or arrangement is sanctioned by the Court under section 899 of the Companies Act 2006 in connection with or for the purposes of a change in Control of the Company; or

(b)	the Company passes a resolution for a voluntary winding up of the Company; or

(c)	an order is made for the compulsory winding up of the Company or, in the reasonable opinion of the Committee, any of the above events is expected to occur, all Awards shall, subject to Rule 6.3 (Restrictions on Vesting: tax issues) and Rule 12.4 (Internal reorganisations), Vest on such date as the Committee may determine (being no later than the date of such event) (such date being the Early Vesting Date) if they have not then Vested and Rule 12.5 (Corporate events: reduction in number of Vested Shares) shall apply.

If an event as described in this Rule 12.2 occurs (or, in the reasonable opinion of the Committee, is expected to occur) then an Option may, subject to Rule 8.1 (Restrictions on the exercise of an Option: regulatory and tax issues) and Rule 12.4 (Internal reorganisations), be exercised within one month of the Early Vesting Date (except for RSU- style Options, which shall be automatically exercised to the full extent of the Vested Shares upon the Early Vesting Date), but to the extent that the Option is not exercised within that period, it shall (regardless of any other provision of the Plan) lapse at the end of that period.

12.3	Demergers and similar events

If a demerger, special dividend or other similar event (the “Relevant Event”) is proposed which, in the opinion of the Committee, would affect the market price of Shares to a material extent, then the Committee may, at its discretion, decide that the following provisions shall apply:

(a)

the Committee shall, as soon as reasonably practicable after deciding to apply these provisions, notify a Participant that, subject to earlier lapse under Rule 11, his Award Vests and, if relevant, his Option may be exercised on such terms as the Committee may determine and during such period preceding the Relevant Event or on the Relevant Event as the Committee may determine and shall lapse at the end of that period to the extent unexercised;

(b)

if an Award Vests, or an Option is exercised, conditional upon the Relevant Event and such event does not occur then the conditional Vesting or exercise shall not be effective and the Award shall continue to subsist; and

(c)

if the Committee decides that an Award Vests under this Rule 12.3 then the date of that Vesting shall be the Early Vesting Date and the provisions of Rule 12.5 (Corporate events: reduction in number of Vested Shares) shall apply.

12.4	Internal reorganisations

In the event that:

(a)

a company (the “Acquiring Company”) is expected to obtain Control of the Company as a result of an offer referred to in Rule 12.1 (General offers) or a compromise or arrangement referred to in Rule 12.2(a) (Schemes of arrangement and winding up); and

(b)

at least 75% of the shares in the Acquiring Company are expected to be held by substantially the same persons who immediately before the obtaining of Control of the Company were shareholders in the Company then the Committee, with the consent of the Acquiring Company, may decide before the obtaining of such Control that an Award shall not Vest under Rule 12.1 or Rule 12.2 but shall be automatically surrendered in consideration for the grant of a new award which the Committee determines is equivalent to the Award it replaces except that it will be over shares in the Acquiring Company or some other company.

The Rules will apply to any new award granted under this Rule 12.4 as if references to Shares were references to shares over which the new award is granted and references to the Company were references to the company whose shares are subject to the new award.

In the case of an Award granted to a US Taxpayer, Rule 12.4 shall be administered in a manner that either complies with Section 409A of the IRS Code, or in a manner that does not result in the Award becoming subject to Section 409A.

12.5	Corporate events: reduction in number of Vested Shares

If an Award Vests under any of Rules 12.1 to 12.3, the Committee shall determine in its absolute discretion, including by way of an agreement approved by the Committee, the number of Vested Shares of that Award. Without limitation to the generality of the foregoing, the Committee may determine that number by the following steps:

(a)	applying any Performance Condition and any other condition imposed on the Vesting of the Award; and

(b)

if the Committee so decides, by applying such reduction to the number of Shares determined under Rule 12.5(a) as it sees fit (such reduction to be, unless it decides otherwise, on such pro-rata basis as it may determine).

If an Award Vests under any of Rules 12.1 to 12.3 after the holder of that Award has ceased to be an Engaged Person then Rule 11.1 shall take precedence.

13.	ADJUSTMENT OF AWARDS

13.1	General rule

In the event of:

(a)	any variation of the share capital of the Company; or

(b)	a demerger, special dividend or other similar event which affects the market price of Shares to a material extent the Committee may make such adjustments as it considers appropriate under Rule 13.2 (Method of adjustment).

13.2	Method of adjustment

An adjustment made under this Rule shall be to one or more of the following:

(a)	the number of Shares comprised in an Award;

(b)	subject to Rule 13.3 (Adjustment below nominal value), the Option Price; and

(c)

where any Award has Vested or Option has been exercised but no Shares have been transferred or allotted after such Vesting or exercise, the number of Shares which may be so transferred or allotted and (if relevant) the price at which they may be acquired.

In the case of any Award granted to a US Taxpayer, any adjustment under this Rule 13.2 shall be made in a manner that complies with Sections 409A and, in the case of ISO Options, 424 of the Code.

13.3	Adjustment below nominal value

An adjustment under Rule 13.2 may have the effect of reducing the price at which Shares may be subscribed for on the exercise of an Option to less than their nominal value, but only if and to the extent that the Board is authorised:

(a)

to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercised and which are to be allotted after such exercise exceeds the price at which the Shares may be subscribed for; and

(b)	to apply that sum in paying up such amount on such Shares

so that on exercise of any Option in respect of which such a reduction shall have been made the Board shall capitalise that sum (if any) and apply it in paying up that amount.

14.	ALTERATIONS

Any alteration shall take effect without the requirement for the prior approval of the shareholders of the Company, except as otherwise required by applicable law and/or the rules of any securities exchange on which the Shares (or securities representing Shares) may be listed.

15.	MISCELLANEOUS

15.1	Employment, office or consultancy

The rights and obligations of any individual under the terms of his office or employment with any Group Member, or the contract pursuant to which he is a Consultant, shall not be affected by his participation in the Plan or any right which he may have to participate in it. An individual who participates in the Plan waives any and all rights to compensation or damages in consequence of the termination of his office, employment or consultancy for any reason whatsoever insofar as those rights arise or may arise from him ceasing to have rights under an Award as a result of such termination. Participation in the Plan shall not confer a right to continued employment, office or consultancy upon any individual who participates in it.

15.2	No implied right to participate

No Engaged Person has a right to participate in the Plan. The grant of any Award does not imply that any further Award will be granted nor that a Participant has any right to receive any further Award. Participation in the Plan or the grant of Awards on a particular basis in any year does not create any right to or expectation of participation in the Plan or the grant of Awards on the same basis, or at all, in any future year.

15.3	Disputes

In the event of any dispute or disagreement as to the interpretation of the Plan, or as to any question or right arising from or relating to the Plan, the decision of the Committee shall be final and binding upon all persons.

15.4	Exercise of powers and discretions

The exercise of any power or discretion by the Committee shall not be open to question by any person and a Participant or former Participant shall have no rights in relation to the exercise of or omission to exercise any such power or discretion.

15.5	Share rights

All Shares allotted under the Plan shall rank equally in all respects with Shares then in issue except for any rights attaching to such Shares by reference to a record date before the date of the allotment.

Where Vested Shares are transferred to Participants (or their nominee) they shall be entitled to all rights attaching to such Shares by reference to a record date on or after the date of such transfer.

15.6	Notices

Any notice or other communication under or in connection with the Plan may be given:

(a)

by personal delivery or by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is an Engaged Person, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office, employment or other arrangement pursuant to which he is an Engaged Person;

(b)	in an electronic communication to their usual business address or such other address for the time being notified for that purpose to the person giving the notice; or

(c)	by such other method as the Committee determines.

15.7	Third parties

No third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of the Plan.

15.8	Benefits not pensionable

Benefits provided under the Plan shall not be pensionable.

15.9	Data Protection

Each Participant consents to the collection, processing and transfer of his personal data for any purpose relating to the operation of the Plan. This includes:

(a)	providing personal data to any Group Member and any third party such as trustees of any employee benefit trust, administrators of the Plan, registrars, brokers and any of their respective agents;

(b)	processing of personal data by any such Group Member or third party;

(c)

transferring personal data to a country outside the European Economic Area (including a country which does not have data protection laws equivalent to those prevailing in the European Economic Area); and

(d)	providing personal data to potential purchasers of the Company, the Participant’ s employer or the business in which the Participant works.

15.10	Governing law

The Plan and all Awards shall be governed by and construed in accordance with the law of England and Wales and the Courts of England and Wales have exclusive jurisdiction to hear any dispute.

15.11	Section 409A

Although neither the Company, the Committee nor any Group Member guarantees any particular tax treatment to a US Participant, all Awards granted to US Taxpayers are intended to be exempt from, or compliant with, the application of Section 409A of the IRS Code:

(a)	in the case of Awards other than Regular Options, pursuant to the short-term deferral exception set forth Treas. Regs. §1.409A-1(b)(4)); and

(b)	in the case of Regular Options, as options which are exempt from Section 409A;

and this Plan shall be limited, construed and administered consistent with that intent. Accordingly, without limiting the generality of the foregoing and notwithstanding any Rule in the Plan to the contrary, in the case of Awards granted to US Taxpayers:

(c)

in any instance in which a new Regular Option is substituted for an outstanding Option pursuant to a corporate transaction or in any instance in which an outstanding Regular Option is assumed pursuant to a corporate transaction, the number of Shares and the Option Price shall be adjusted in accordance with the principles set forth in Sections 1.424-1(a)(5) and 1.409A-1(b)(5)(v)(D) of the Treasury Regulations. The instances in which there may be a substitution of a new Regular Option for an outstanding Option pursuant to a corporate transaction shall be limited to those corporate transactions authorized by the Plan but shall be further limited to only those corporate transactions described in Section 1.424(a)(3) of the Treasury Regulations. In the case of a stock split (including a reverse stock split), or stock dividend involving the Shares where the only effect of the stock split or stock dividend is to increase or decrease on a pro rata basis the number of Shares owned by each shareholder, the Option Price and the number of Shares subject to an Option shall be proportionally adjusted to reflect such stock split or stock dividend;

(d)

The Shares underlying any Regular Option granted to a US Taxpayer shall in all instances constitute “service recipient stock” and shall be issued by a Group Member that is, with respect to such US Taxpayer, an “eligible issuer of service recipient stock” for purposes of IRS Code Section 409A;

(e)

To the extent that any amount payable under the Plan constitutes non-exempt “deferred compensation” for purposes of Section 409A and would otherwise be payable or distributable under the Plan by reason of the occurrence of a corporate transaction, such amount or benefit will not be payable or distributable to the Participant who is a US Taxpayer by reason of such corporate transaction unless the circumstances giving rise to such corporate transaction constitutes a “change in control event” in Section 409A of the IRS Code. If this provision prevents the payment or distribution of any amount, such payment or distribution shall be made on the next earliest payment or distribution date or event specified in the Plan that is permissible under Section 409A; and

(f)

If any amount or benefit that constitutes non-exempt “deferred compensation” for purposes of Section 409A would otherwise be payable or distributable under this Plan by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A -3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), the Participant’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service. For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Section 409A, provided, however, that, as permitted thereunder, the Company’s Specified Employees and its application of the six-month delay rule of IRS Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Committee, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company applicable to US Taxpayers, including this Plan.

(g)

In the event any Award is subject to US Code Section 409A, the Board or the Company’s general counsel may, in their sole discretion and without a US Taxpayer’s prior consent, amend this Plan or the Award, adopt policies and procedures, or take any other actions as deemed appropriate by the Board or the Company’s general counsel to (i) exempt the Plan and/or any Award from the application of Section 409A, (ii) preserve the intended tax treatment of any such Award or (iii) comply with the requirements of Section 409A. Neither the Company nor any of its Subsidiaries shall be held liable for any taxes, interest, penalties or other amounts owed by a US Taxpayer under Section 409A.

(h)

It is intended that each installment of the payments and benefits provided under this Plan shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor the Participant shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.